EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Orchid BioSciences	Tepnel Life Sciences PLC
(609) 750-2221	+44 161 946 2200
Tracy J. Henrikson	Ben Matzilevich, Chief Executive Officer
Director, Corporate Communications	Gron Ffoulkes-Davies, Finance Director

TEPNEL COMPLETES ACQUISITION OF ORCHID’S DIAGNOSTICS UNIT

PRINCETON, N.J., and MANCHESTER, U.K., Jan. 22, 2004 – Orchid BioSciences, Inc. (Nasdaq: ORCH) and Tepnel Life Sciences PLC (AIM: TED) today announced that Tepnel has completed its acquisition of certain assets and liabilities of Orchid’s diagnostics unit. The diagnostics unit, which will now operate as Tepnel Lifecodes Corporation in the U.S. and Tepnel Diagnostics Ltd. in Europe, provides systems, consumables and services for HLA testing for organ transplantation, and genetic screening for disease predisposition, as well as certain related support services.

Under the terms of the agreement, Tepnel has acquired the product and services business of Orchid Diagnostics unit in the U.S., the U.K. and Belgium, including its LifeMatch™ system and consumable product line for HLA testing and its Elucigene™ product line for testing of certain genetic diseases, as well as certain liabilities of the diagnostics business, for $3.45 million in cash, subject to a further adjustment in respect of net assets once completion accounts have been prepared and agreed by both parties. Orchid and Tepnel agreed among other things, to a revised purchase price of $3.45 million to reflect changing market conditions. Tepnel has taken control of the facilities formerly occupied by Orchid’s diagnostic unit in Stamford, Connecticut and Brussels, Belgium, and has indicated its intention to retain all of the diagnostics unit’s employees.

About Tepnel Life Sciences PLC

Tepnel is a UK-based international life sciences instrumentation and services company with a ‘tri-polar’ strategy focused on providing the biomedical industry with high-throughput automated DNA purification systems, manual DNA purification kits and reagents, as well as scientific services for nucleic acid purification, drug analysis, genotyping and genetically modified foods. Tepnel was founded in 1992 to exploit DNA technology generated at UMIST (University of Manchester Institute of Science and Technology) and is quoted on the AIM market of the London Stock Exchange (AIM: TED).

About Orchid BioSciences, Inc.

Orchid BioSciences is the leading provider of identity genomics services for the forensic and paternity DNA testing markets and for public health DNA testing for food safety. Orchid’s market leading positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

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